As filed with the Securities and Exchange Commission on March 13, 2008
Registration No. 333-61139

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 2
TO
FORM S-4

REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

DOLLAR TREE, INC.
(Exact name of registrant as specified in its charter)

VIRGINIA	26-2018846
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

500 VOLVO PARKWAY
CHESAPEAKE, VIRGINIA 23320
(Address of registrant’s principal executive offices)

DOLLAR TREE, INC.
1998 SPECIAL STOCK OPTION PLAN
(Full title of the plan)

with a copy to:

BOB SASSER DOLLAR TREE, INC. 500 VOLVO PARKWAY CHESAPEAKE, VA 23320 (757) 321-5000 (Name, address and telephone number of agent for service)	WILLIAM A. OLD, JR. JOHN S. MITCHELL, JR. WILLIAMS MULLEN 999 WATERSIDE DRIVE, SUITE 1700 NORFOLK, VIRGINIA 23510 (757) 622-3366

EXPLANATORY NOTE

This post-effective amendment is being filed pursuant to Rule 414 under the Securities Act of 1933, as amended (the “Securities Act”), to reflect the adoption by Dollar Tree Stores, Inc., a Virginia corporation (the “Predecessor Registrant”), of a holding company form of organizational structure. The holding company organizational structure was implemented by the merger (the “Merger”), in accordance with Section 13.1-719.1 of the Virginia Stock Corporation Act, of Dollar Tree Merger Sub, Inc., a Virginia corporation, with and into the Predecessor Registrant, with the Predecessor Registrant being the surviving corporation. In the Merger, which was consummated on March 2, 2008 (the “Effective Time”), each share of the issued and outstanding common stock of the Predecessor Registrant was converted into one share of common stock of Dollar Tree, Inc., a Virginia corporation (the “Registrant”). Pursuant to the Merger, the Predecessor Registrant became a direct, wholly-owned subsidiary of the Registrant.

This Post-Effective Amendment No. 2 to Form S-4 pertains to the adoption by Registrant of Registration No. 333-61139, covering 165,000 shares of Predecessor Registrant’s common stock issuable under the Dollar Tree Stores, Inc. 1998 Special Stock Option Plan.  (The amount of shares covered by the original registration may have subsequently been increased under Rule 416 and may have not included other plan shares registered on other registration statements.)

In accordance with Rule 414, the Registrant, as the successor issuer, expressly adopts this Registration Statement as its own for all purposes of the Securities Act and the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference.

The following documents previously filed with the Securities and Exchange Commission (the “Commission”) by the Registrant or the Predecessor Registrant pursuant to the Exchange Act are incorporated by reference herein:

(a)	The Predecessor Registrant’s Annual Report on Form 10-K for fiscal year ended February 3, 2007, filed April 4, 2007;

(b)
The Predecessor Registrant’s Current Reports on Form 8-K, filed with the Commission on February 8, 2007, February 28, 2007, March 20, 2007, March 21, 2007, March 28, 2007, April 2, 2007, May 11, 2007, May 30, 2007, June 22, 2007, June 25, 2007, June 27, 2007, August 9, 2007, August 29, 2007, August 31, 2007, September 18, 2007, October 4, 2007, October 19, 2007, October 30, 2007, November 8, 2007, November 28, 2007, December 7, 2007, January 23, 2008, February 7, 2008, February 22, 2008 and February 27, 2008, respectively and the Registrant’s Current Reports on Form 8-K, filed with the Commission on March 3, 2008 and March 13, 2008;

(c)
The Predecessor Registrant’s Quarterly Reports on Forms 10-Q for the periods ended May 5, 2007, filed June 14, 2007, August 4, 2007, filed September 12, 2007 and November 3, 2007, filed December 13, 2007;

(d)
All documents filed with the Commission by the Registrant pursuant to Section 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered herein have been sold or which deregisters all securities then remaining unsold; and

(e)
The description of the Registrant’s Capital Stock is incorporated by reference from Exhibit 99.1 to the Registrant’s Current Report on Form 8-K filed on March 13, 2008, which updates the description of the Predecessor Registrant’s Common Stock contained in the Predecessor Registrant’s Exchange Act registration statement on Form 8-A dated March 6, 1995, filed with the Commission pursuant to Section 12 of the Exchange Act, including any amendment thereto or report filed for the purpose of updating such description.

Pursuant to Rule 12g-3(a) of the Exchange Act, the Registrant is the successor issuer with respect to the above documents previously filed by the Predecessor Registrant with the Commission and incorporated by reference herein.  Any statement contained herein, or in a document all or a portion of which is incorporated or deemed to be incorporated by reference herein, shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.

Not applicable.  See Item 3(e) above.

Item 5.	Interests of Named Experts and Counsel.

Not applicable.

Item 6.	Indemnification of Directors and Officers.

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia, as amended (the “Code”), permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation with a written statement of his or her good faith belief that he or she has met the standard of conduct prescribed by the Code and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that he or she did not meet the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he or she improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

 The Articles of Incorporation of the Registrant contain provisions indemnifying the directors and officers of the Registrant to the full extent permitted by Virginia law. In addition, the Articles of Incorporation of the Registrant eliminate the personal liability of the Registrant’s directors and officers to the Registrant or its shareholders for monetary damages to the full extent permitted by Virginia law.

The Registrant maintains a standard policy of officers’ and directors’ liability insurance.

Item 7.	Exemption from Registration Claimed.

Not applicable.

Item 8.	Exhibits.

The Exhibits to this registration statement are listed in the Index to Exhibits, which immediately follows the signature pages hereto.

Item 9.	Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)
To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement,

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)
Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the indemnification provisions summarized in Item 6, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURE

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Chesapeake, Commonwealth of Virginia, on this 13th day of March 2008.

DOLLAR TREE, INC.

By:	/s/ Bob Sasser
Bob Sasser
President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

Name	Title	Date

*		March 13, 2008
Macon F. Brock, Jr.	Chairman of the Board

/s/ Bob Sasser	President, Chief Executive	March 13, 2008
Bob Sasser	Officer and Director

/s/ Kathleen Mallas	Controller, Vice President and	March 13, 2008
Kathleen Mallas	Assistant Secretary

*	Director	March 13, 2008
Arnold S. Barron

*	Director	March 13, 2008
Mary Anne Citrino

*	Director	March 13, 2008
H. Ray Compton

*	Director	March 13, 2008
Richard G. Lesser

*	Director	March 13, 2008
Lemuel E. Lewis

*	Director	March 13, 2008
J. Douglas Perry

*	Director	March 13, 2008
Thomas A. Saunders, III

*	Director	March 13, 2008
Eileen R. Scott

*	Director	March 13, 2008
Thomas E. Whiddon

*	Director	March 13, 2008
Alan Wurtzel

*	Director	March 13, 2008
Dr. Carl P. Zeithaml

*
Bob Sasser, by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and filed with the Securities and Exchange Commission as described in the index of exhibits to this registration statement.

By:	/s/ Bob Sasser
Bob Sasser
March 13, 2008

INDEX OF EXHIBITS

Exhibit Number	Description

*3.1	Articles of Incorporation of the Registrant, attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K filed on March 3, 2008.
*3.2	Bylaws of the Registrant, attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K filed on March 3, 2008.
*4.1	Form of Common Stock Certificate, attached as Exhibit 4.1 to Registrant’s Current Report on Form 8-K filed on March 13, 2008.
**5.1	Opinion of Williams Mullen.
**10.1	Dollar Tree, Inc. 1998 Special Stock Option Plan.
**23.1	Consent of KPMG LLP.
**23.2	Consent of Williams Mullen (included in Exhibit 5.1).
*24.1	Powers of Attorney, attached as Exhibit 24.1 to the Registrant’s post-effective amendment to Registration Statement on Form S-8 (Registration No. 333-126286) filed on March 13, 2008.

*	Previously filed.
**	Filed herewith.